Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-3 No. 333-175191 and Form S-8 Nos. 333-76528, 333-117481, 333-157475, 333-158382, 333-160894, 333-163918, 333-170067, 333-170069 and 333-180740) of Hipcricket, Inc. of our report dated May 14, 2014 (which report expresses an unqualified opinion and includes an explanatory paragraph regarding Hipcricket, Inc.’s going concern uncertainty), relating to the financial statements of Hipcricket, Inc. appearing in this Annual Report (Form 10-K) for the fiscal year ended February 28, 2014.

/s/ Moss Adams LLP

Seattle, Washington
May 14, 2014